EXHIBIT 99.1


                         Double Eagle Petroleum Company
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     P. O. Box 766 o Casper, WY 82602 o 1-307-237-9330 o Fax: 1-307-266-1823



FOR RELEASE AT 6:00 AM, EST
Date: November 3, 2006

Double Eagle Petroleum Reports Project Update

Casper, Wyoming - Double Eagle Petroleum Co. (NASDAQ:"DBLE") reported progress on its South Fillmore Prospect and its Christmas Meadows Prospect Table Top Unit #1 well.

At the PH State 1-16 well in South Fillmore Prospect, the necessary testing equipment is planned to be on location today and the fourteen day test is scheduled to begin by November 5. Double Eagle has 100% working interest in the PH State 1-16. Our working interest in the first offset well will be 100% before payout and 60% after payout.

At Christmas Meadows, the Table Top Unit #1 well has been drilled and cased to a depth of 6,015 feet. An intermediate 13 5/8 inch string has been set and we plan to drill a 12 1/2 inch hole to 11,000 feet and set the next string of intermediate casing. We believe that we have been drilling in inverted Weber and Phosphoria beds that are part of the overturned limb of the Uinta Mountain North Flank fault. We expect that we will reach the beds in the Hogsback Thrust plate within the next two thousand feet. These beds tested 1,000 barrels of oil in the Sohio Petroleum Co. Christmas Creek 35-B well that is located four miles to the northeast of our location. The Christmas Creek 35-B well, drilled in 1983, produced 12,119 barrels of oil before being plugged and abandoned in 1986. Our main target is in the Green River Basin plate that we believe is at a depth of 11,000 feet. At 11,000 feet, we plan to log the well and conduct velocity surveys that will help evaluate our seismic coverage of the anticipated anticline.


About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company's current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.

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This release may contain forward-looking statements regarding Double Eagle
Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission.

Company Contact:
Steve Hollis, President                            John Campbell
(307) 237-9330                                     (303) 794-8445